UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 4, 2015, Eagle Pharmaceuticals, Inc., or the Company, entered into a Co-Promotion Agreement, or the Agreement, with Spectrum Pharmaceuticals, Inc., or Spectrum, pursuant to which the Company engaged Spectrum as its exclusive partner for the promotion of up to six products of the Company, collectively referred to as the Products.  Under the terms of the Agreement, Spectrum has agreed to promote the Products to agreed-upon healthcare professionals and healthcare organizations in the United States and Puerto Rico, or the Territory.  The Company has the sole right and responsibility to manufacture, accept and fill orders of, arrange distribution of and establish the terms and conditions of the sale of the Products.  The Company and Spectrum have agreed to develop separate commercialization plans setting forth the promotion and commercialization activities to be conducted by Spectrum for each Product.  The initial term of the Agreement extends through June 30, 2017, and the Company has the right to extend the term of the Agreement through December 31, 2017, with any further six-month extensions requiring both parties’ consent.

Spectrum has agreed to provide eighty-percent (80%) of the time of its corporate account manager team, comprised of thirty-two (32) full-time employees, to promote and commercialize the Products, and to tie a percentage of the team’s incentive compensation to promotion of the Products.  In the event Spectrum fails to maintain the corporate account manager team pursuant to the terms of the Agreement, the Company has the right to promote and commercialize the Products by itself or through a third party.  During the term of the Agreement, Spectrum has agreed to refrain from marketing, promoting, selling, distributing or accepting orders for the sale of any competing product in the Territory, subject to certain exceptions.

The Company and Spectrum have agreed to form a joint commercialization committee which will be responsible for determining the promotion and commercialization of the Products, including developing, reviewing and approving, updating and revising, and overseeing compliance with the commercialization plans for the Products.  The joint commercialization committee will be comprised of an equal number of representatives from each of the Company and Spectrum.  Spectrum will have final decision making authority with respect to the day-to-day management of Spectrum’s sales team and the Company will have final decision making authority with respect to all other matters relating to the Products, subject to exceptions for certain matters that must be mutually agreed upon by the Company and Spectrum.

In exchange for Spectrum’s promotion and commercialization activities, the Company has agreed to pay Spectrum a base fee of $12.8 million during the initial term of the Agreement.  In addition, Spectrum is eligible to receive additional payments of up to $9.0 million if specified targets for annual net sales of the Products are met during the initial term of the Agreement and certain further payments if specified targets for annual net sales of the Products are exceeded.

Each of the Company and Spectrum may terminate the Agreement upon the other party’s (a) uncured material breach of the Agreement, (b) material breach of its obligation to comply with applicable laws, or (c) bankruptcy or insolvency.  In addition, the Company has the right to terminate the Agreement (i) if Spectrum fails to maintain the corporate account manager team in accordance with the terms of the Agreement, (ii) if Spectrum undergoes a change of control and the parties are unable to address potential non-compliance with anti-trust laws, or (iii) for convenience, provided that in the event of the Company’s termination for convenience, the Company shall pay Spectrum a specified percentage of the base fee and, potentially, additional payments (if certain targets for annual net sales and conditions are met ).  In addition, Spectrum has the right to terminate the Agreement if the Company undergoes a change in control and the parties are unable to address potential non-compliance with anti-trust laws, provided that in such event the Company shall pay Spectrum a specified percentage of the base fee and, potentially, additional payments (if certain targets for annual net sales and conditions are met).

During the initial term of the Agreement or until the Company earlier terminates the Agreement (other than for convenience), subject to certain exceptions (including a change of control of Spectrum), the Company may not solicit more than a specified number of management employees of Spectrum (subject to certain restrictions) or more than a specified number of non-management employees of Spectrum. In the event of a change of control of the Company or a change in the Chief Executive Officer and Chairman of the Board of Directors of the Company, the Company may not solicit any employees of Spectrum during the initial term of the Agreement.

As part of the Agreement, Spectrum will also assist the Company to identify and hire up to twenty (20) full time sales representatives who will promote the Company’s products at the Company’s direction.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. The Company intends to file the Agreement as an exhibit to its Annual Report on Form 10-K for its fiscal year ending December 31, 2015, or as an exhibit to an amendment to this Current Report on Form 8-K, portions of which will be subject to a confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.

Dated: November 10, 2015	By:	/s/ Scott Tarriff
Scott Tarriff
President and Chief Executive Officer